Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between David Chandler (“Executive”) and ViewRay, Inc. (the “Company”) is dated as of June 8, 2016 and is made effective as of eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Agreement as provided in Section 6(d) below.

A.	Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates will end effective upon the Separation Date (as defined below).

B.

Executive and the Company want to transition Executive’s duties and end their employment relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

C.

The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain offer letter agreement by between Executive and the Company dated as of November 11, 2010 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.

Separation Date.  Executive acknowledges and agrees that his status as an officer and employee of the Company and as an officer and/or director of the Company’s parent and subsidiaries will end effective as of June 8, 2016 (the “Separation Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the end of Executive’s status as an officer of the Company and, if applicable, officer and/or director of any of parent or its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.

Transition Services.  During the period (the “Transition Period”) commencing on the Separation Date and ending on the three (3)-month anniversary of the Separation Date Executive shall enter into a mutually-agreeable consulting agreement to provide such transition services (the “Transition Services”) in his area of expertise as shall be requested by the Company.  During the first two weeks of the Transition Period, Executive shall spend at least two business days at the Company’s office in Mountain View, California.  During the Transition Period, Executive may engage in other full-time or part-time employment or other business endeavors of Executive’s choosing, provided that he is able to perform the Transition Services at such times and locations as mutually agreed to by Executive and the Company.

3.Final Paycheck; Payment of Accrued Wages and Expenses.

(a)

Final Paycheck.  As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b)

Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses, including, without limitation, expenses incurred pursuant to Executive’s services as a director of any of the

Company’s subsidiaries. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.
(c)

COBRA.  If eligible, Executive will be given the opportunity to elect continuation of healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”).  If eligible, Executive is entitled to elect COBRA coverage regardless of whether Executive executes this Agreement.

4.

Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) Executive’s execution of this Agreement following the Separation Date but on or within twenty-one (21) days following Executive’s receipt of the Agreement, (ii) Executive not revoking this Agreement prior to the Effective Date and (iii) Executive’s performance of his continuing obligations pursuant to this Agreement, including the provisions of Transition Services, the Employment Agreement and that certain Employee Confidentiality, Inventions and Non-Interference Agreement by and between Executive and the Company dated as of November 11, 2010 (the “Confidentiality Agreement”) (including, without limitation, the non-solicitation restrictive covenants set forth therein for the periods set forth in the Confidentiality Agreement), to provide Executive the following severance benefits:

(a)

Severance.  The Company shall continue to pay to Executive his base salary at the rate in effect as of immediately prior to the Separation Date for the period of time commencing on the Separation Date and ending on the six (6)-month anniversary of the Separation Date (such payments, the “Severance Payments”).  Severance Payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings and deductions, with each payment deemed to be a separate payment for purposes of Section 409A of the Code.  The first such Severance Payment shall commence on the first payroll date following the Effective Date. In addition to the Severance Payments, the Company shall pay to Executive evenly distributed over the same 6 month period, a total cash payment equal to $19,828, which represents fifty percent (50%) of Executive’s 2015 annual bonus, these payments shall be made in accordance with the Company’s standard payroll practices less applicable withholdings and deductions.

(b)

2015 Bonus.  The Company shall pay to Executive $39,665.00, which constitutes the amount of the bonus Executive earned for fiscal year 2015.  Any amount that becomes payable under this Section 4(b) shall be paid, less applicable withholdings and deductions, to Executive within thirty (30) days following the payment to other executives of their 2015 Bonuses.

(c)

Stock Options.  As of June 8, 2016, Executive will hold vested options to purchase 207,879 shares of Company common stock and unvested options to purchase 73,115 shares of Company common stock pursuant to the Company’s equity incentive plans and the option agreements evidencing such grants (collectively, the “Equity Awards”).  Upon the Separation Date, Executive’s Equity Awards shall cease vesting and the unvested portion of such Equity Awards as of such date shall terminate.  Executive warrants and represents to the Company that Executive presently intends to exercise for cash consideration all vested Equity Awards held by Executive, except the 19,310 vested options in grant named 072315-ISO $5, on or before September 1, 2016. Executive hereby agrees that each agreement evidencing his Equity Awards shall be deemed amended to the extent necessary to provide that Executive’s vested Equity Awards, to the extent unexercised, shall terminate on September 1, 2016.  If Executive desires to exercise any vested Equity Awards, Executive must follow the procedures set forth in Executive’s option agreements, including payment of the exercise price and any withholding obligations before such date.  If by September 1, 2016, the Company has not received a duly executed notice of exercise and remuneration in accordance with Executive’s option agreements, Executive’s vested Equity Awards shall terminate for no consideration and be of no further effect.

(d)

Taxes.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments arising from this Agreement.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)

SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report any matching transactions in Company common stock for six (6) months following the Separation Date.  Executive hereby agrees not to undertake, directly or indirectly, any matching transactions until the end of such six (6) month period.

(f)

Sole Separation Benefit.  Executive agrees that the payments provided by this Agreement are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(g)

No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

5.

Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof, including, without limitation, all amounts set forth in the Employment Agreement.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment (including, without limitation, the Employment Agreement) other than the agreements evidencing Executive’s Equity Awards, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.

6.

Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)

On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees; Claims arising under federal, state, or local laws relating to employment; Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, , the Washington Law against Discrimination, the Washington State Minimum Wage Act, the Washington State Industrial Welfare Act, the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5, the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3, California Labor Code §§ 1101, 1102 and the California WARN Act, California Labor Code §§ 1400 et seq., and California Labor Code §§ 1102.5(a),(b); Claims for wages under the Washington and California Labor Codes and any other federal, state or local laws of similar effect; Claims under the employment and civil rights laws of California and Washington; Claims for breach of contract; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)	Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims with respect to the Company’s obligations under this Agreement;

(ii)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(iii)	Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iv)	Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(v)	Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(vi)	Claims for indemnification under the Company’s directors and officers liability insurance, any indemnification agreement, the Company’s Bylaws or applicable law; and
(vii)

Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)	EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d)

In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA.  Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has twenty-one (21) days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the payments provided by Section 4 above unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive, provided that the Company has also executed this Agreement by that date; and (vi) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to Chief Financial Officer, 815 E. Middlefield Road, Mountain View CA 94043, fax: 1-800-417-3459.

7.	Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Both parties further agree that:
(a)

Non-Disparagement.  Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process, or as otherwise requested.  The Company shall not, and shall instruct its officers and directors to not, make any derogatory or disparaging remarks or statements, oral or written, to any third parties concerning Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation; provided that the Company, and its officers and directors, may respond accurately and fully to any question, inquiry or request for information when required by legal process, or as otherwise requested.

(b)

Transition.  Each of the Company and Executive shall use its or his respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.  Executive agrees that Executive will not act in any manner that might damage the business of the Company.

(c)

Transfer of Company Property.  On or before the Separation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

(d)

Job References.  Executive should direct any job reference inquiries to the Company’s Human Resources.  Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position Executive held and the dates of employment.  The Company will confirm Executive’s salary in response to any such inquiry only if Executive submits a signed request to the Company to disclose such information.

8.

Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9.

No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to another person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10.

Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws, provisions or those of any state other than California.

11.

Miscellaneous.  This Agreement, collectively with the Confidentiality Agreement and the Equity Award agreements, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof.  The Company and Executive acknowledge that the separation of the

Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.

Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.

Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

14.

Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below, which date shall be after the Separation Date, but on or prior to the twenty-first (21st) day following the date Executive received this Agreement.

DATED: June 8, 2016

/s/ D. David Chandler_

David Chandler

ViewRay, Inc.

DATED: June 8, 2016

By: /s/ Chris A. Raanes__

Name: Chris A. Raanes

Title: President & CEO